Exhibit 5.1

April 10, 2026

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala, FL 34473

Re: AIM ImmunoTech Inc. Common Stock

Ladies and Gentlemen:

We have acted as counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of $3,409,174 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-286319) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated July 3, 2025 included within the Registration Statement (the “Base Prospectus”), the prospectus supplement dated October 30, 2025, and the amendment to the prospectus supplement dated April 10, 2026, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with the Equity Distribution Agreement dated April 1, 2025, as amended on April 10, 2026, by and between the Company and Maxim Group LLC (the “EDA”), as described in the Prospectus.

In rendering this opinion, we have examined and are familiar with the following:

a.	The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, as amended and restated through the date hereof (the “Certificate of Incorporation” and “Bylaws”, respectively).

b.	The Registration Statement.

c.	The Prospectus.

d.	Such other records, instruments, documents, and certificates as we have deemed advisable in order to render such opinion.

In such examination, we have assumed:

a.	The genuineness of all signatures.

b.	The legal capacity of all natural persons.

c.	The authenticity of all documents submitted to us as originals.

d.	The conformity to original documents of all documents submitted to us as copies.

AIM ImmunoTech Inc.

April 10, 2026

Based upon and subject to the foregoing and such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued by the Company out of the Company’s duly authorized common stock and issued and delivered by the Company against payment therefor as contemplated by and in accordance with the terms of the EDA, on terms approved by the Board of Directors of the Company, or a duly authorized committee thereof, will be duly and validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect (collectively, “Applicable Law”), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP